                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE:

               AMERICAN BIO MEDICA PURCHASES HEADQUARTERS FACILITY
   -- Acquisition Consolidates Out-Of-Pocket Expenses, Streamlines Overhead --

KINDERHOOK, NY, December 12, 2001 - American Bio Medica Corporation (NASDAQ:
ABMC) today announced that it has purchased its headquarters facility in Kinderhook, New York, from Avoba Inc. for $950,000. The deal will significantly reduce ABMC's yearly facilities expenses and enable the company to maintain and grow its operations in Columbia County, New York.

Included in the purchase are ABMC's headquarters facility, its contents, and 107 acres of property. The Hudson River Bank & Trust, the New York Business Development Corporation, and the Columbia Economic Development Corporation provided financing for the deal. ABMC provided $230,000 in equity. The company also noted that it expects to receive local tax benefits, and plans to subdivide and sell 80 acres of property to off-set acquisition costs. ABMC also noted that the purchase price of the facility was $350,000 lower than the original asking price.

The company previously paid $120,000 per year in rent for the facility. The new mortgage package will total approximately $70,000 in annual expenses, representing a net decrease in cost of annual occupation of $50,000.

"We are pleased to make this purchase, not only because it reduces our annual operating expenses and strengthens our in-house production capabilities, but it represents a commitment from ABMC and state and local government to help our business grow in this community," remarked Keith Palmer, chief financial officer for ABMC.

About American Bio Medica Corporation
American Bio Medica Corporation develops, manufactures and markets inexpensive, accurate, on-site drugs-of-abuse diagnostic kits, sprays and support services worldwide. The company's global distributors target the workplace, physicians, corrections, clinical, and educational markets. ABMC's Rapid Drug Screen(R) and OralStat-6(TM) test for the presence of absence of drugs of abuse in urine and saliva, respectively, while its Drug Detector(TM) identifies minute traces of illegal drugs on surfaces. ABMC was recently listed among the top ten biotechnology companies on the Deloitte & Touche 2001 Technology Fast 500, a ranking of the fastest growing companies in North America.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risk and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, intellectual property rights and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

                                      # # #

                                        5